Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FG FINANCIAL GROUP, INC.

(PURSUANT TO SECTION 242 OF

THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

FG Financial Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.      The name of the corporation is FG Financial Group, Inc. The corporation was originally incorporated pursuant to the General Corporation Law on October 2, 2012 under the name Maison Insurance Holdings, Inc.

2.      Article IV of the of Fourth Amended and Restated Certificate of Incorporation is hereby amended by amending and restating the first paragraph of the Article IV in its entirety to read in full as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred and One Million (101,000,000) shares, of which (i) One Hundred Million (100,000,000) shares shall be designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) One Million (1,000,000) shares shall be designated as preferred stock, par value $25.00 per share (the “Preferred Stock”), of which One Million (1,000,000) shares shall be designated as 8.00% Cumulative Preferred Stock, Series A (the “Cumulative Preferred Stock”).”

3.      This Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the corporation in accordance with Section 228 of the General Corporation Law

4.      This Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the corporation in accordance with the provisions of Section 242 of the General Corporation Law

IN WITNESS WHEREOF, this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on December 15, 2021.

FG FINANCIAL GROUP, INC.

By:	/s/ Brian D. Bottjer
Brian D. Bottjer, Secretary and
Chief Accounting Officer